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Exhibit 10.4

USANA HEALTH SCIENCES, INC.
2015 EQUITY INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT
AWARD AGREEMENT FOR EMPLOYEES

Recipient Name:
Grant Date:
Number of RSUs:
Per Share Grant Price:
Expiration Date:

        1.    Award.    USANA Health Sciences, Inc. (the "Company") has awarded you the number of Restricted Stock Units ("RSUs") indicated above, subject to the terms and conditions set forth in the Company's 2015 Equity Incentive Award Plan (the "Plan") and this Award Agreement.

        2.    Vesting.    The RSUs shall become vested in five equal annual installments of twenty percent (20%) of the RSUs on each of the first through fifth anniversary of the Grant Date, so as to be 100% vested on the fifth anniversary of the Grant Date, subject to your continued employment by the Company on each vesting date. If your employment by the Company terminates, any unvested RSUs shall immediately terminate without notice to you and shall be forfeited.

        3.    Settlement of RSUs.

          a.     Subject to Section 3(c) hereof, promptly following the vesting date, the Company shall: (i) issue and deliver to you the number of shares of Common Stock of the Company (the "Stock") equal to the number of vested RSUs; and (ii) enter your name on the books of the Company as the shareholder of record with respect to the Stock delivered to you

          b.     The number of shares of Stock issued will be reduced to satisfy the minimum statutorily required tax withholding obligations in respect of the RSUs as further provided in Section 6. The remaining shares of Stock will be issued to you or, in case of your death, your beneficiary designated in accordance with the procedures specified by the Committee. If at the time of your death, there is not an effective beneficiary designation on file or you are not survived by your designated beneficiary, the shares of Stock will be issued to the legal representative of your estate. Prior to the issuance of the shares of Stock, you must furnish to the Company such other documents or representations as the Company may require to comply with applicable laws and regulations.

        4.    Committee Discretion.    The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested RSUs at any time, subject to the terms of the Plan. If so accelerated, such RSUs will be considered as having vested as of the date specified by the Committee. The payment of Shares vesting pursuant to this Section 4 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A.

        Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the RSUs is accelerated in connection with your termination as an employee (provided that such termination is a "separation from service" within the meaning of Section 409A, as determined by the Committee), other than due to death, and if (x) you are a "specified employee" within the meaning of Section 409A at the time of your termination and (y) the payment of such accelerated RSUs will result in the imposition of additional tax under Section 409A if paid to you on or within the six (6) month period following your termination, then the payment of such accelerated RSUs will not be made until the date six (6) months and one (1) day following the date of your termination, unless you die within the six (6) month period following your termination, in which case, the RSUs will be paid in Shares to your estate as soon as practicable following your death. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the RSUs provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, "Section 409A" means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

        5.    Termination.    If you cease to be employed by the Company for any reason, all then unvested RSUs awarded hereunder shall immediately terminate without notice to you and shall be forfeited and the Company shall not have any further obligation to you under this Award Agreement.

        6.    Tax Withholding.    The Company will withhold from the number of shares of Stock otherwise issuable hereunder a number of shares of Stock necessary to satisfy the minimum statutorily required tax withholding obligations. Such shares of Stock will be valued at their Fair Market Value when the taxable event occurs.

        7.    Transferability.    Until such time as the RSUs are settled in accordance with Section 3, the RSUs or the rights relating thereto may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way, except by will or by the laws of descent and distribution. The RSUs shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the RSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the RSUs, shall be null and void and without effect.

        8.    Other Restrictions.    The issuance of shares of Stock hereunder is subject to compliance by the Company and you with all applicable legal requirements applicable thereto, including tax withholding obligations, and with all applicable regulations of any stock exchange on which the shares of Stock may be listed at the time of issuance. The Company may delay the issuance of shares of Stock hereunder to ensure at the time of issuance there is a registration statement for the shares in effect under the Securities Act of 1933.

        9.    No Employment Agreement.    Neither the award to you of the RSUs nor the delivery to you of this Award Agreement or any other document relating to the RSUs will confer on you the right to continued employment with the Company or any Subsidiary.

        10.    No Shareholder Rights.    Neither the award to you of the RSUs nor the delivery to you of this Award Agreement or any other document relating to the RSUs will entitle you to any rights of a shareholder of the Company with respect to the shares of Stock subject to this Award Agreement prior to the settlement of the RSUs and the receipt of shares of Stock in accordance with this Award Agreement.

        11.    No Fractional Shares.    The RSUs granted hereunder may be settled only with respect to whole shares of Stock, and no fractional share of Stock shall be issued.

        12.    Mergers, Reorganizations, and Certain Other Changes.    In the event of the Company's liquidation, reorganization, separation, merger or consolidation into, or acquisition of property or stock by another corporation, or sale of substantially all assets to another corporation, your rights with respect to the RSUs awarded hereunder shall be governed by the Committee, as provided in the Plan.

        13.    Additional Provisions.

          a.     This Award Agreement is subject to the provisions of the Plan. A copy of the Plan is available upon request. Capitalized terms not defined in this Award Agreement are used as defined in the Plan. If the Plan and this Award Agreement are inconsistent, the provisions of the Plan will govern.

          b.     The Plan and this Award Agreement represent the entire agreement of you and the Company with respect to the RSUs granted pursuant to this Award Agreement and supersedes in their entirety all prior undertakings and agreements of the Company and you with respect to the subject of this Award Agreement and may not be modified except by means of a written agreement between the Company and you.

          c.     Interpretations of the Plan and this Award Agreement by the Committee are binding on you and the Company.

          d.     Neither the Plan nor this Award Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any other person. To the extent that any person acquires a right to receive payments form the Company pursuant to an Award Agreement, such right shall be no greater than the right of any unsecured creditor of the Company.

          e.     Any notice hereunder by you to the Company shall be given in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company. Any notice hereunder by the Company to you shall be given in writing and such notice shall be deemed duly given only upon receipt thereof at such address as is reflected on the then-current records of the Company.

          f.      This Award Agreement shall be construed and enforced in accordance with the laws of the State of Utah, without giving effect to the choice of law principles thereof.

        IN WITNESS WHEREOF, the Company and the recipient of the RSUs hereunder have executed this Award Agreement effective as of the date first above written.

USANA HEALTH SCIENCES, INC.
By:
Name:
Title:
RECIPIENT
Signature of Participant
Print Name

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  Exhibit 10.4
USANA HEALTH SCIENCES, INC. 2015 EQUITY INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT FOR EMPLOYEES